[Parker Poe Letterhead]


                                                       Three Wachovia Center
                                                       Suite 3000
                                                       401 South Tryon Street
                                                       Charlotte, NC  28202-1935
                                                       Telephone 704.372-9000
                                                       Fax 704.334.4706
                                                       www.parkerpoe.com


                                November 1, 2005


Board of Trustees
Giordano Investment Trust
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069

     Re:  Giordano Fund

Ladies and Gentlemen:

     This opinion is given in connection with the filing by the Giordano Investment Trust, a Delaware statutory trust (the "Trust"), of Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-126677) on Form N-1A under the Securities Act of 1933, as amended to date ("1933 Act"), and Amendment No. 1 to the Registration Statement (No. 811-21789) under the Investment Company Act of 1940, as amended to date ("1940 Act") (collectively, the "Registration Statement"), relating to an indefinite amount of authorized shares of beneficial interest of the Giordano Fund, a separate series of the Trust (the "Fund"). The authorized shares of beneficial interest of the Fund are hereinafter referred to as the "Shares."

     In our representation of the Trust, we have examined the following documents: (i) the Trust's Declaration of Trust dated June 13, 2005; (ii) the Trust's Bylaws dated June 13, 2005; (iii) the Registration Statement; (iv) all actions and resolutions of the Trust's Board of Trustees for the initial meeting of the Board of Trustees held on October 26, 2005; (v) pertinent provisions of the laws of the State of Delaware relating to statutory trusts; and (vi) such other corporate records, certificates, documents and statutes as we have considered necessary for purposes of rendering the opinion expressed herein.

     Based on such examination, we are of the opinion that the Shares to be offered for sale by the Fund, when issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the provisions governing matters such as the authorization and issuance of the Shares under the Treatment of Delaware Statutory Trusts, as contained in Title 12, Part V, Chapter 38 of the General Laws of the State of Delaware. Our opinion expressed herein does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

Board of Trustees of the Giordano Investment Trust
November 1, 2005
Page 2


     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.


                                 Very truly yours,

                                 /s/ Parker, Poe Adams & Bernstein L.L.P.

                                 PARKER, POE, ADAMS & BERNSTEIN L.L.P.



RDH/FST